Filed Pursuant to Rule 424(b)(3)
Registration No. 333-288232

PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated June 26, 2025)

Murano Global Investments PLC

129,765,157 Ordinary Shares

This Prospectus Supplement No. 2 (“Prospectus Supplement No. 2”) relates to the Prospectus of Murano Global Investments PLC (“Murano Global Investments”), a public company incorporated under the laws of the Bailiwick of Jersey (“we”, “us”, the “Company”, “Murano Group” or “Murano”), dated June 26, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-288232), relating to the to the offer and sale, from time to time, of 129,765,157 ordinary shares of Murano Global Investments, no par value by the selling securityholders named therein. Capitalized terms used in this Prospectus Supplement No. 2 and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement No. 2 is being filed to update and supplement the information included in the Prospectus with the information contained herein. This Prospectus Supplement No. 2 is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus and may not be delivered without the Prospectus.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements. See “Prospectus Summary-Foreign Private Issuer” in the Prospectus.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities. Such risks include that our total current liabilities exceed the amount of the total current assets, which has placed significant doubt on our ability to continue as a going concern.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 2 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is August 4, 2025.

Recent Developments

Effective on August 4, 2025, the board of directors (the “Board”) of Murano Global Investments PLC (“Murano”) appointed Eric S. Weiss to the Board as an independent director of the Company and as Chair of the Murano's newly formed Bitcoin Strategic Initiative Committee.

Mr. Weiss is a long-time Bitcoin investor and advisor to participants in the digital asset space. Mr. Weiss is the founder and Chief Investment Officer for Blockchain Investment Group LP, a hedge fund of funds investing exclusively in blockchain assets, since February 2018. Mr. Weiss began his career as a US Government bond trader at Morgan Stanley Dean Witter. After earning his MBA from Columbia Business School, Mr. Weiss joined the Private Equity and Venture Capital Division of GE Capital as a Director in the internet business space. While in this role, Mr. Weiss joined a client company, Internet Capital Group (ICG), as a Director of investments in business-to-business internet companies. Mr. Weiss also served as ICG’s Board of Directors representative for a number of portfolio companies. After ICG, Mr. Weiss served as a founding Principal at Stripes Group, identifying and leading investments in the online direct marketing space. Mr. Weiss purchased his first bitcoin in December 2013.

Mr. Weiss's compensation will consist of an annual base salary and stock options with a vesting schedule over a three-year period. Mr. Weiss will also be eligible for additional compensation and performance-based stock options tied to capital raising and market capitalization milestones, respectively.